Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Gladstone Investment Corporation of our report dated May 11, 2021 relating to the financial statements, financial statement schedule, and senior securities table which appear in Gladstone Investment Corporation’s Annual Report on Form 10-K for the year ended March 31, 2021. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Arlington, Virginia

September 3, 2021